Exhibit 99

Sypris Reports Second Quarter Results

EPS Increases 75%; Gross Margin Expands 350 Basis Points

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 14, 2019--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its second quarter ended June 30, 2019. Having completed a series of strategic initiatives over the past several years, Sypris Solutions is now better positioned to achieve long-term growth and a return to profitable operations for the full year 2019. These steps have included reducing and realigning its cost structure while diversifying its book of business in terms of both customers and markets.

HIGHLIGHTS

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  The Company’s second quarter 2019 consolidated revenue increased 6.4% to $24.4 million compared with the prior-year quarter and increased 24.9% sequentially.
  The Company’s gross margin increased 350 basis points to 16.3% for the second quarter of 2018 and up from 4.4% in the first quarter of 2019. Gross profit increased 36.0% to $4.0 million, up from $2.9 million from the prior-year.
  The Company’s EPS increased 75% to $0.07 per share, up from $0.04 per share for the prior-year period.
  Revenue for Sypris Technologies increased 10.1% to $16.9 million during the quarter compared to the prior-year period.
  Gross margin for Sypris Technologies increased 500 basis points to 17.6% from the second quarter of 2018 and increased 330 basis points from 14.3% in the first quarter of 2019.
  Revenue for Sypris Electronics was flat with the year-earlier quarter at $7.6 million, while gross margin improved 50 basis points to 13.6% when compared to the prior-year period.
  Orders for Sypris Electronics were up 200% on both a comparable period and sequential basis, with approximately 40% of the new bookings targeted for shipment in 2019 and the balance in 2020 and 2021.
  The Company updated its outlook for 2019. The Company now expects to achieve revenues of $95-$105 million for the year, representing 14% year-over-year growth at the midpoint, and gross margin of 14%-16%, with both business segments forecasted to register solid profitability over the second half of the year.

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“We are pleased to report profitable results for the second quarter of 2019,” commented Jeffrey T. Gill, president and chief executive officer. “This represents a milestone we have been focused on over the past several years and while a great amount of work remains before us to achieve a consistent and higher level of profitability, we are delighted with what we have accomplished to this point.

“Shipment volumes at Sypris Technologies remained strong in the quarter to support demand coming from the automotive and commercial vehicle markets. Energy products also performed well during the period, with orders increasing 58% during the quarter reflecting strong demand from domestic as well as international customers.

“Shipments at Sypris Electronics were generally in line with expectations for the quarter, reflecting the resolution of some of the challenges we have faced with shortages of certain electronic components. We expect to see progressively higher levels of shipments through the remainder of the year, with a full recovery to normal deliveries during the second half of the year.”

Concluding, Mr. Gill said, “We continue to see strong demand in each of our primary markets to support our revenue outlook for the balance of the year. Our customer base and the markets we serve remain resilient and are considerably more diversified than at any point in our recent history. The combination of additional revenue growth and improved mix are expected to drive further margin expansion during the second half of 2019.”

Second Quarter Results

The Company reported revenue of $24.4 million for the second quarter, compared to $23.0 million for the prior-year period. Additionally, the Company reported net income of $1.5 million, or $0.07 per share, compared to net income of $0.8 million, or $0.04 per share, for the prior-year period. Results for the quarter ended June 30, 2019, include a gain of $1.5 million in connection with a contract settlement with one of its customers. The results for the quarter ended July 1, 2018, included an insurance recovery gain of $2.3 million, which was partially offset by a net loss of $0.5 million from the sale of excess equipment by Sypris Technologies.

For the six months ended June 30, 2019, the Company reported revenue of $44.0 million compared with $42.9 million for the first half of 2018. The Company reported a net loss for the six month period of $1.5 million, or $0.07 per share, compared with a net loss of $1.0 million, or $0.05 per share, for the prior-year period. Results for the six months ended June 30, 2019, include a gain of $1.5 million in connection with a contract settlement with one of its customers. Results for the six months ended July 1, 2018, included an insurance recovery gain of $2.3 million, which was partially offset by a net loss of $0.2 million on the sale of excess equipment.

Sypris Technologies

Revenue for Sypris Technologies was $16.9 million in the second quarter compared to $15.3 million for the prior-year period, primarily reflecting an increase in demand from customers in the oil and gas, automotive and commercial vehicle industries. Gross profit for the quarter was $3.0 million, or 17.6% of revenue, compared to $1.9 million, or 12.6% of revenue, for the same period in 2018. Gross profit also increased 28.6% sequentially as a result of the increase in volume, improved mix and productivity growth.

Sypris Electronics

Revenue for Sypris Electronics was flat with the prior-year period at $7.6 million. Revenue for the quarter was affected by shortages of certain electronic components and extensive lead-time issues in the electronics manufacturing industry. Gross profit for the quarter was also equal to that of the prior-year period at $1.0 million, though much improved from the first quarter of 2019 when shipments were severely impacted by the shortage of certain electronic components and other delays.

Outlook

Commenting on the future, Mr. Gill added, “Our markets are poised to provide Sypris with the opportunity for healthy, double-digit revenue growth during 2019. We anticipate new contract awards and market expansion in each of our targeted markets for energy, automotive, commercial vehicle, and aerospace and defense products as well as new electronics programs.

“Demand from the commercial vehicle market is expected to continue to drive production at historically high levels during the second half of 2019. The energy market also continues to benefit from strong demand and higher oil prices. Both the House and Senate versions of the Fiscal Year 2020 National Defense Authorizations Act would provide over $700 billion of funding for the Department of Defense. Maintaining defense spending at this level is expected to support program growth and market expansion for aerospace and defense participants during the coming year.

“As a result, we are pleased to update our guidance for 2019, with full-year revenue expected to be in the range of $95-$105 million, which primarily reflects strong market conditions for the commercial vehicle and energy markets, and our expectation that headwinds from component availability will improve in the aerospace and defense market allowing shipments to increase sequentially through the year.

“We expect to see further expansion of our gross margin during the second half of 2019, resulting in gross margin of 14%-16% for the full year. The positive results are expected to be supported by the continuation of top line growth and an improved mix of sales during the second half of 2019.”

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company performs a wide range of manufacturing services, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: the quantitative effects of the restatement of our previously issued unaudited consolidated interim financial statements as of and for the quarter ended March 31, 2019; the effectiveness of our internal control over financial reporting and our disclosure controls and procedures; our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; dependence on, retention or recruitment of key employees; our failure to return to profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or other assets to fund operating losses; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost, quality and availability of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; other potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability or environmental claims; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; our reliance on a few key customers, third party vendors and sub-suppliers; continued shortages and extensive lead-times for electronic components; failure to adequately insure or to identify environmental or other insurable risks; unanticipated or uninsured disasters, losses or business risks; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to develop new or improved products or new markets for our products; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; our inability to regain compliance with the NASDAQ listing standards minimum closing bid price in a timely manner; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	July 1,
	2019	2018
	(Unaudited)
Revenue	$24,444	$22,971
Net income	$1,503	$814
Income per common share:
Basic	$0.07	$0.04
Diluted	$0.07	$0.04
Weighted average shares outstanding:
Basic	20,875	20,541
Diluted	20,875	20,855

	Six Months Ended
	June 30,	July 1,
	2019	2018
	(Unaudited)
Revenue	$44,008	$42,913
Net loss	$(1,533)	$(981)
Loss per common share:
Basic	$(0.07)	$(0.05)
Diluted	(0.07)	(0.05)
Weighted average shares outstanding:
Basic	20,772	20,468
Diluted	20,772	20,468

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$16,878	$15,327	$33,019	$29,834
Sypris Electronics	7,566	7,644	10,989	13,079
Total net revenue	24,444	22,971	44,008	42,913
Cost of sales:
Sypris Technologies	13,915	13,397	27,752	25,797
Sypris Electronics	6,540	6,640	11,407	12,151
Total cost of sales	20,455	20,037	39,159	37,948
Gross profit (loss):
Sypris Technologies	2,963	1,930	5,267	4,037
Sypris Electronics	1,026	1,004	(418)	928
Total gross profit	3,989	2,934	4,849	4,965
Selling, general and administrative	3,604	3,171	7,058	6,319
Severance, relocation and other costs	103	305	201	814
Operating income (loss)	282	(542)	(2,410)	(2,168)
Interest expense, net	232	221	449	434
Other (income), net	(1,493)	(1,623)	(1,442)	(1,707)
Income (loss) before taxes	1,543	860	(1,417)	(895)
Income tax expense, net	40	46	116	86
Net income (loss)	$1,503	$814	$(1,533)	$(981)
Income (loss) per common share:
Basic	$0.07	$0.04	$(0.07)	$(0.05)
Diluted	$0.07	$0.04	$(0.07)	$(0.05)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	20,875	20,541	20,772	20,468
Diluted	20,875	20,855	20,772	20,468

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$4,462	$10,704
Accounts receivable, net	11,108	9,881
Inventory, net	19,919	18,584
Other current assets	6,031	4,755
Assets held for sale	1,212	1,474
Total current assets	42,732	45,398
Property, plant and equipment, net	14,073	14,655
Operating lease right-of-use assets	7,368	-
Other assets	1,606	1,515
Total assets	$65,779	$61,568
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,997	$13,427
Accrued liabilities	14,797	14,965
Operating lease liabilities, current portion	800	-
Finance lease obligations, current portion	649	593
Total current liabilities	27,243	28,985

Note payable - related party	6,456	6,449
Operating lease liabilities, net of current portion	7,353	-
Finance lease obligations, net of current portion	2,715	2,804
Other liabilities	6,907	8,496
Total liabilities	50,674	46,734
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,345,900 shares issued and 21,329,708 outstanding in 2019 and 21,414,374 shares issued and 21,398,182 outstanding in 2018	214	214
Additional paid-in capital	154,538	154,388
Accumulated deficit	(115,017)	(114,926)
Accumulated other comprehensive loss	(24,630)	(24,842)
Treasury stock, 16,192 in 2019 and 2018	-	-
Total stockholders’ equity	15,105	14,834
Total liabilities and stockholders’ equity	$65,779	$61,568

Note: The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	June 30,	July 1,
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,533)	$(981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,407	1,310
Stock-based compensation expense	283	348
Deferred loan costs recognized	7	7
Net (gain) loss on the sale of assets	(477)	225
Insurance recovery gain	-	(2,275)
Provision for excess and obsolete inventory	283	(31)
Other noncash items	281	20
Contributions to pension plans	(45)	(11)
Changes in operating assets and liabilities:
Accounts receivable	(1,248)	(2,807)
Inventory	(1,581)	(969)
Prepaid expenses and other assets	(1,179)	(2,053)
Accounts payable	(2,415)	3,368
Accrued and other liabilities	449	1,132
Net cash used in operating activities	(5,768)	(2,717)
Cash flows from investing activities:
Capital expenditures	(671)	(1,206)
Proceeds from sale of assets	634	1,358
Insurance proceeds for recovery of property damage, net	-	2,275
Net cash (used in) provided by investing activities	(37)	2,427
Cash flows from financing activities:
Capital lease payments	(304)	(556)
Indirect repurchase of shares for minimum statutory tax withholdings	(133)	(107)
Net cash used in financing activities	(437)	(663)
Net decrease in cash and cash equivalents	(6,242)	(953)
Cash and cash equivalents at beginning of period	10,704	8,144
Cash and cash equivalents at end of period	$4,462	$7,191

Contacts

Anthony C. Allen
Chief Financial Officer
(502) 329-2000